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FIRST COMMONWEALTH FINANCIAL CORPORATION

Exhibit 23.3 - CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS








        We have issued our report dated January 17, 1997, accompanying the consolidated financial statements, before giving retroactive effect to the pooling of interest as described in Note 2 to the consolidated financial statements, incorporated by reference in the Annual Report of First Commonwealth Financial Corporation and Subsidiaries on Form 10K for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said report in the Registration Statement of First Commonwealth Financial Corporation and Subsidiaries on Form S-8
(File No. 33-55687 effective September 29, 1994).




/S/Grant Thornton LLP

Philadelphia, Pennsylvania
March 30, 1999